SUB-ITEM 77.Q1b:  POLICIES WITH RESPECT TO SECURITY INVESTMENTS

(b),(c). The CDC Nvest Jurika & Voyles Small Cap Growth Fund changed from a non-diversified Fund to a diversified Fund on November 12, 2001. The Fund added the following diversification policy to its Statement of Additional Information regarding the percentage of assets that it may invest in the securities of any one issuer and the percentage of voting securities of any one issuer which it may acquire:

(1) With respect to 75% of its total assets, purchase any security if, as a result, more than 5% of its total assets (based on current value) would then be invested in the securities of a single issuer or acquire more than 10% of the outstanding voting securities of any issuer; provided however, this limitation does not apply to government securities as defined in the 1940 Act.

(g). The Fund changed its investment strategy in its prospectus to invest at least 80% of its total assets in the common stock of companies with market capitalization within the Russell 2000 Index, a nationally recognized index of small-cap companies.